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                                                                    Exhibit 99.1

                                 PROMISSORY NOTE

$315,000.00                                                       April 25, 2008


         FOR VALUE RECEIVED, the undersigned, CirTran Corporation, a Nevada corporation (the "Debtor"), hereby promises to pay to the order of Albert Hagar (the "Payee"), the principal amount of Three Hundred Fifteen Thousand and 00/100 Dollars ($315,000.00), which includes a five percent (5%) borrowing fee, and subject to adjustment as provided below.

1.  Payment and Prepayments
    -----------------------

         1.1 Principal Payment. At any time after thirty days after the date of this Note the Payee may make demand for payment of principal, and the principal, together with accrued interest (if any), shall be due and payable thirty (30) days after such demand is made. The Payee may not make demand for payment within thirty days after the date of this Note.

         1.2 Prepayment. The Debtor may prepay the Note in whole or in part prior to the thirty-day maturity date of this note without written consent from the Payee.

         1.3 Method of Payment. All payments (including prepayments) by the Debtor on account of this Note shall be mailed to the Payee at the following address, or such other address as the Payee shall specify in writing:

                                    Albert Hagar
                                    13052 Scott
                                    Santa Ana, CA  92705

         1.4 Payment Dates. If the date any payment otherwise comes due is a Saturday, Sunday, or holiday, the payment to be made on such date shall be paid on the subsequent business day after such date.

2.  Interest After Maturity or Upon Default
    ---------------------------------------

         2.1 Upon the first to occur of (i) the date thirty one days after the date of this Note, or (ii) the occurrence of an Event of Default, as defined herein, unless the Event of Default has been cured within any grace period expressly set forth herein, an interest rate shall be imposed at twelve percent (12%) per annum, based on a 365-day year.

3.  Default
    -------

         3.1 Events of Default. An "Event of Default" occurs if

              (i) the Debtor defaults in the payment of any payment of principal of this Note when the same becomes due and payable, and remains in default for a period of 20 days after Payee gives notice of such default;



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              (ii) the Debtor defaults in any of its obligations hereunder other than the payment of money, and Debtor remains in default for a period of 20 days after Payee gives notice of such default;

              (iii) the Debtor pursuant to or within the meaning of any Bankruptcy Law (as defined below)

                     (a) commences a voluntary case or proceeding;

                     (b) consents to the entry of an order for relief against it in an involuntary case or proceeding;

                     (c) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

                     (d) makes a general assignment for the benefit of its
              creditors; or

              (iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that

                     (a) is for relief against the Debtor in an involuntary case or proceeding;

                     (b) appoints a Custodian of the Debtor or for all or
              substantially all of its property; or

                     (c) orders the liquidation of the Debtor;

         and in each case described in subsection (iv) the order or decree remains unstayed and in effect for 60 days.

The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

         3.2 Acceleration, Waiver. At any time following any occurrence of an Event of Default that has not been cured within the applicable grace period, Payee may, at Payee's option, declare the entire principal and any post-maturity date interest of the Note then remaining unpaid to be due and payable immediately upon notice to Debtor. Any forbearance, failure or delay by Payee in exercising any right or remedy under this Note or otherwise available to Payee shall not be deemed to be a waiver of such right or remedy, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy. The Debtor hereby waives presentment by Payee for payment, demand, notice of dishonor and nonpayment of this Note, and consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Payee with respect to the payment or other provisions of this Note.



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         3.3 Payment of Costs. If an Event of Default occurs, the Debtor will pay to the Payee such further amount as shall be sufficient to cover the costs and expenses of collection, including without limitation, reasonable attorneys' fees and expenses.

4.  Miscellaneous
    -------------

         4.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand delivered or mailed, registered or certified mail, postage prepaid, return receipt requested, to the Payee at the address to which payments are to be sent, or if to Debtor to CirTran Corporation, 4125 S. 6000 West, West Valley City, Utah 84128, Attention:
Iehab Hawatmeh.

         4.2 Law Governing. This Note and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Utah, without regard to its conflicts of law rules.

         4.3 Assignment. This Note inures to the benefit of Payee and binds the Debtor and its heirs, successors and assigns. This Note shall not be transferable or assignable, by operation of law or otherwise, by the Payee without the express written consent of the Debtor.

         IN WITNESS WHEREOF, the Debtor has caused this Note to be duly executed and delivered as of the date first above written.



                                   CIRTRAN CORPORATION


                                   By  /s/ Iehab J. Hawatmeh
                                     -------------------------------------------
                                      Iehab J. Hawatmeh, Chief Executive Officer





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                                PERSONAL GUARANTY


         I, Iehab J. Hawatmeh (the "Guarantor"), do hereby personally guarantee the payment of that certain Promissory Note, dated April 25, 2008, made payable from CirTran Corporation (the "Debtor") to Albert Hagar (the "Payee"), in the principal amount of $315,000.00.

         In the event Debtor fails to cure an Event of Default, as defined in the aforementioned Promissory Note, and after all legal remedies by Payee have been attempted to collect the money from Debtor, Guarantor shall pay upon demand by Payee all principal amount then owing pursuant to the provisions of the Promissory Note.






                                                /s/ Iehab J. Hawatmeh
                                                -----------------------
                                                Iehab J. Hawatmeh










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